Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces Third Quarter Results of Operations.
Naperville, IL, November 7, 2007.  Chicago Rivet & Machine Co. (Amex, symbol: CVR) today announced results for the third quarter of 2007 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Three and Nine Months Ended September 30

	Third Quarter		First Nine Months
	2007	2006	2007	2006
Net sales and lease revenue	$9,043,603	$9,132,463	$29,121,499	$31,130,780
Income before income taxes	540,101	350,179	1,775,772	1,634,989
Net income	372,101	238,179	1,205,772	1,095,989
Net income per share	.39	.24	1.25	1.13
Average shares outstanding	966,132	966,132	966,132	966,132

(All figures subject to year-end audit)

Contact:
     Kimberly A. Kirhofer
     Chicago Rivet & Machine Co.
     (630) 357-8500